UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 6, 2016 (June 6, 2016)
____________________
ENTERPRISE BANCORP, INC.
(exact name of registrant as specified in charter)

Massachusetts	001-33912	04-3308902
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

222 Merrimack Street
Lowell, Massachusetts	01852
(address of principal executive offices)	(Zip Code)

(978) 459-9000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01     Other Events

On June 6, 2016, Enterprise Bancorp, Inc. (the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing amendments to its previously announced rights offering to its existing shareholders (the “Rights Offering”) and supplemental community offering to new investors (the “Community Offering” and, together with the Rights Offering, the “Offerings”). Based on the substantial support of its existing shareholders in the Rights Offering and the considerable interest from new investors in the Community Offering, the Company increased the number of shares of its common stock issuable to accommodate oversubscription requests in the Rights Offering and to facilitate sales of shares to new investors in the Community Offering from 93,023 shares to 465,116 shares, resulting in an aggregate of 930,232 shares issuable in the Offerings. The purchase price for the shares sold in the Offerings remains unchanged at $21.50 per share. As a result of the increase in the number of shares, the Company has the capability to raise up to $20 million in capital from the Offerings.
Due to the increase in the Offerings size, the Company is providing shareholders who exercised their subscription rights by 5:00 p.m., Eastern Daylight Time, on May 27, 2016, the expiration date for the Rights Offering, and new investors who submitted subscription agreements in the Community Offering on or prior to June 10, 2016 the option to fully or partially withdraw their subscriptions by 5:00 p.m., Eastern Daylight Time, on June 17, 2016.
This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Item 9.01        Financial Statements and Exhibits
(d)    The following exhibit is included with this report:

Exhibit 99.1	Press release dated June 6, 2016

[Remainder of Page Intentionally Blank]

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: June 6, 2016	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer
and Chief Financial Officer